Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

Investor Relations:

Angela Steinway

(609) 936-2268

angela.steinway@integralife.com

Michael Beaulieu

(609) 750-2827

michael.beaulieu@integralife.com

Media:

Gianna Sabella

(609) 936-2389

gianna.sabella@integralife.com

Integra LifeSciences to Acquire TEI Biosciences and TEI Medical

•	Broadens Integra’s position as a leader in regenerative wound care and tissue repair

•	Adds new selling capabilities to the wound care clinic and enhances current sales channel in both burn centers and Operating Rooms (OR)

•	Management to Host Conference Call Tomorrow

Plainsboro, New Jersey and Waltham, Massachusetts / June 28, 2015 – Integra LifeSciences Holdings Corporation (NASDAQ: IART — news), TEI Biosciences Inc., and TEI Medical Inc. today announced a definitive agreement under which Integra will acquire all of the outstanding shares of TEI Biosciences, Inc. and TEI Medical, Inc. (“TEI”) for $312 million cash at closing. The companies expect to complete this transaction during the third quarter of 2015, subject to customary closing conditions.

The acquisition of TEI complements and expands Integra’s reconstructive surgery and regenerative wound care product offerings. In addition, it will enhance shareholder value through the following strategic benefits:

•	Broadens Integra’s position as a leader in regenerative wound care and tissue repair with the addition of the complementary technology platform PriMatrix® Dermal Repair Scaffold

•	Expands our sales force to support market demand and drive growth in the OR, burn centers, and wound care clinics with the addition of about 125 sales reps and managers

•	Offers regenerative technology-based products and new base of sales in attractive adjacent markets, specifically abdominal wall repair and plastic and reconstructive surgery

•	Provides attractive operating margins, which will allow for investment to further develop the combined regenerative wound care technology platform and strengthen the commercial channel

Peter Arduini, Integra’s President and Chief Executive Officer, stated, “This acquisition broadens our presence in regenerative wound care and tissue repair and represents a significant push forward toward our growth objectives for 2015 and beyond. The addition of TEI is an important, strategic next step for both our channel and international expansion priorities. We are enthusiastic about both TEI’s product development and commercial expertise, which accelerates our ability to establish an immediate presence in the diabetic foot ulcer space.”

Dr. Yiannis Monovoukas, PhD, Chairman, President and CEO of TEI, said, “It is an exciting time for TEI, and I am confident in Integra’s ability to grow our leading platform technology to drive broader expansion into regenerative medicine including wound care, plastic and reconstructive surgery and other soft tissue repair and reconstruction applications.”

TEI generated revenues of approximately $63.5 million (unaudited) in 2014. Gross margin was about 80%, which is comparable to Integra’s regenerative technology product portfolio, and EBITDA margin was about 25%. Preliminarily, Integra expects the acquired revenue to increase high single digits in the first full year after closing. Integra will provide further guidance, including expectations for 2015 financial performance, when it reports second quarter financial results in late July.

“This transaction advances our strategy in wound care, meets our financial criteria, and generates high returns on our capital,” said Glenn Coleman, Integra’s CVP and Chief Financial Officer. “Upon closing, we expect this deal to be immediately accretive to our adjusted EBITDA and operating margins, and slightly accretive to our adjusted earnings per share, including the effects of any financing transactions that may close subsequent to the closing of the TEI acquisition.”

Conference Call

Integra will host a conference call to discuss the acquisition of TEI on Monday, June 29 at 8:30 AM ET. Management will also reference a presentation, which is available on the investor relations section of the Integra website at www.integralife.com, under Events & Presentations. This call will contain forward-looking statements and other material information.

Access to the live call is available by dialing (719) 325-2306 and using the passcode 8523307. The call can also be accessed through a webcast via a link provided on the Investor Relations homepage of Integra’s website at www.integralife.com. Access to the replay is available through August 10, 2015 by dialing (719) 457-0820 and using the passcode 8523307. The webcast will also be archived on the website.

About Integra

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for caregivers, so they can concentrate on providing the best patient care. Integra offers innovative solutions, including leading regenerative technologies, in specialty surgical solutions, orthopedics and tissue technologies, and spine hardware and orthobiologics. For more information, please visit www.integralife.com

About TEI Biosciences Inc.

TEI Biosciences, based in Waltham, MA, is a privately-held, leading biomedical company that applies its expertise in regenerative medicine to develop and commercialize novel biologic devices, including SurgiMend®, for a broad spectrum of soft tissue repair and regeneration applications – from dura and hernia repair to plastic and reconstructive surgery.

About TEI Medical Inc.

TEI Medical is a Massachusetts-based, privately-held, biomedical company. TEI Medical is a spin-off from TEI Biosciences, with worldwide exclusive license to the TEI regenerative technology in the fields of wound healing and orthopedics. TEI Medical sells PriMatrix and PriMatrix Ag through its direct sales force in the US, and through international partners.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect Integra’s judgment as of the date of this release. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results, including, among other things, Integra’s ability to successfully integrate the TEI businesses into its own operations could affect the extent of the strategic benefits that Integra generates from this acquisition, and the impact of the acquisition on results of operations, including revenue growth and earnings per share; future actions of regulatory bodies and other governmental authorities, including the FDA and foreign counterparts; the Company’s ability to secure regulatory approval for products in development; product quality or patient safety concerns leading to product recalls, withdrawals, launch delays, litigation or declining sales; reimbursement and rebate policies of government agencies and private payers as well as other healthcare compliance issues. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2014 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results. These forward-looking statements are made only as the date thereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.